EXHIBIT 99C2

CONSOLIDATED BALANCE SHEETS                            U S WEST, Inc.
(UNAUDITED)
                                           September 30, December 31,
In millions                                    1996         1995
---------------------------------------    --------------------------
ASSETS
Current assets:
 Cash and cash equivalents                         $160        $192
 Accounts and notes receivable                    1,973       1,886
 Inventories and supplies                           198         227
 Deferred tax asset                                 251         282
 Prepaid and other                                  354         322
                                           -------------------------
   Total current assets                           2,936       2,909
                                           -------------------------

Property, plant and equipment - net              15,227      14,677
Investment in Time Warner Entertainment           2,493       2,483
Intangible assets - net                           1,791       1,798
Investment in international ventures              1,371       1,511
Net investment in assets held for sale              404         429
Prepaid and other assets                          1,361       1,264
                                           -------------------------
   Total assets                                 $25,583     $25,071
                                           =========================
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                 $1,728      $1,901
 Accounts payable                                   831         975
 Dividends payable                                  257         254
 Other payables                                   2,050       1,922
                                           -------------------------
   Total current liabilities                      4,866       5,052
                                           -------------------------

Long-term debt                                    7,402       6,954
Postretirement and other post-
 employment benefit obligations                   2,420       2,433
Deferred taxes, credits and other                 1,962       2,033

Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely Company-
 guaranteed debentures                              600         600
Preferred stock subject to
 mandatory redemption                                51          51

Common shareowners' equity:
 Common shares                                    8,396       8,228
 Retained earnings (deficit)                         41        (115)
 LESOP guarantee                                   (109)       (127)
 Foreign currency translation
  adjustments                                       (46)        (38)
                                           -------------------------
  Total common shareowners' equity                8,282       7,948
                                           -------------------------
   Total liabilities & shareowners'
    equity                                      $25,583     $25,071
                                           =========================

                                - 4 -